UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2004

Imagis Technologies Inc.

British Columbia, Canada (State or other jurisdiction of incorporation)	000-30090 (Commission File Number)	None (IRS Employer Identification No.)

1630 – 1075 West Georgia Street
Vancouver, British Columbia
Canada

V6E 3C9

_________________

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (604) 684-2449

Item 9.

Regulation FD Disclosure

Attached as an exhibit to this report is a press release dated August 4, 2004.  The exhibit is being furnished pursuant to this Item 9, and shall not be deemed filed under the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Imagis Technologies Inc.

Date: August 4, 2004

By:

_/s/ Wayne Smith_________________

Wayne Smith

Vice President Finance, Chief Operating Officer

EXHIBIT INDEX

EXHIBIT NO.

DESCRIPTION

99.1

Press Release dated August 4, 2004.

EXHIBIT 99.1

NEWS RELEASE: FOR IMMEDIATE DISTRIBUTION

IMAGIS ANNOUNCES UK PARTNERSHIP & SUBSIDIARY

VANCOUVER, CANADA, August 4, 2004 -- Imagis Technologies Inc. (“Imagis”) (OTCBB: IMTIF; TSX-V: WSI; DE: IGYA) announced today that it has entered into an agreement with Centrom Limited (“Centrom”) of the United Kingdom to form a jointly owned subsidiary company Imagis Technologies UK Limited (“Imagis UK”). Imagis UK, a subsidiary of Centrom Limited, will be the exclusive distributor of Imagis’ software products in the UK and a non-exclusive distributor on a world-wide basis. Imagis owns a 25% interest in Imagis UK in consideration of the grant of UK exclusivity, and Centrom has committed to provide £500,000 (approximately CDN$1.25 million) over the next two years to support the initial start-up costs of Imagis UK in consideration of a 75% ownership. Centrom’s commitment will be met through a combination of cash and services; the services portion to be provided at Centrom’s cost without any mark-up. Included in the £500,000 commitment is a non-refundable advance licensing payment of £60,000 (approximately CDN$150,000) which has been paid, representing an initial sales commitment by Imagis UK of approximately CDN$250,000.

Roy Trivett, President and CEO of Imagis states, “The deal with Centrom validates, once again, the new Imagis business model and the expanded capabilities of our software solutions. It allows us to expand our offerings to the private and public sectors in the UK, and gives Imagis an opportunity to establish a strategic foothold in vertical markets such as health care, where data integration challenges are coming to the fore. Centrom’s confidence in our technology is reflected in the fact that this agreement goes beyond a traditional partnership arrangement. The commitment to fund start-up, sales and marketing costs for a two year period, combined with a significant, up-front licensing payment, speaks volumes about the market potential of this partnership.”

Centrom CEO Paul Ryder stated, “We identified a growing requirement from our existing markets to support more sophisticated and complex data integration. We started out looking for software and a partner to help us support many of our current government clients—especially in the Criminal Justice and Police sectors—which would also assist us to establish new opportunities. In Imagis, not only did we find the right products to satisfy current requirements, but also a partner that is delivering tomorrow’s solutions today. With this arrangement, we have made a sound investment in our future, and we look forward to a long and successful partnership”.

About Centrom

Centrom (www.centrom.com) provides IT infrastructure solutions and services to public and private enterprises throughout the UK. With a growing reputation they are quickly becoming recognized as one of the leading Enterprise Systems Integrators in the country, and since incorporation in 1998, the company has experienced year-by-year growth. Centrom prides itself in delivering innovative, creative IT solutions that provide real value for money.  Over the years, Centrom has successfully provided enterprise solutions to key markets, developing strong relationships within each chosen sector and repeating the successful formula developed with other projects and clients. Centrom’s existing markets include: Healthcare, Government & Local Government, Academia & Research, Criminal Justice & Police and General IT Enterprise Business.

About Imagis Technologies Inc.

Based in Vancouver, British Columbia, Imagis specializes in developing and marketing software products that enable integrated access to applications and databases. The company also develops solutions that automate law enforcement procedures and evidence handling. These solutions often incorporate Imagis’ proprietary facial recognition algorithms and tools. Using industry standard “Web Services”, Imagis delivers a secure and economical approach to true, real-time application interoperability. The corresponding product suite is referred to as the Briyante Integration Environment (BIE).

Numerous production deployments of BIE have demonstrated stunning reductions in the time, complexity, and risk associated with defining, implementing, and supporting integrated access to physically and technologically disparate computers. The broad ranging applicability of BIE into a variety of areas (e.g., health care, financial services, government services, telecommunications, etc.) has been clearly demonstrated by recent, highly-successful deployments in the United States and Canada. Imagis booking and facial recognition systems are deployed in Canada, the United Kingdom, United States, Mexico and the Far East.

Imagis is a Microsoft Gold Certified Partner.

For information about Imagis or the company’s products and services, please refer to www.imagistechnologies.com.

-- 30 --

ON BEHALF OF THE BOARD OF DIRECTORS

“Roy Trivett”

President and CEO, Imagis Technologies Inc.

Media and Investor Inquiries:

Eric Westra - Manager, Marketing & Communications

Imagis Technologies Inc.

Phone: +1-604-684-2449 Ext. 226

E-mail: info@imagistechnologies.com

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this news release.

Forward Looking Statements: This press release may contain statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements.  Factors that could cause actual results to differ materially from anticipated results include the risks and uncertainties described in Imagis Technologies Inc.’s Form 10-KSB filed with the United States Securities and Exchange Commission.  We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.